SCHEDULE A

(as amended on August 25, 2010 to add DoubleLine Multi-Asset Growth Fund)

Funds

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Multi-Asset Growth Fund

DOUBLELINE FUNDS TRUST

By: /s/Ronald R. Redell
NAME: Ronald R. Redell
TITLE: President

DOUBLELINE CAPITAL LP,

By: DoubleLine Capital GP LLC, its
general partner

By: /s/Louis Lucido
NAME: Louis C. Lucido
TITLE: COO

SCHEDULE B

(as amended on August 25, 2010 to add DoubleLine Multi-Asset Growth Fund)

Annual Fee Rate (expressed as a Fund percentage of net assets)

DoubleLine Total Return Bond Fund	0.40%
DoubleLine Core Fixed Income Fund	0.40%
DoubleLine Emerging Markets Fixed Income Fund	0.75%
DoubleLine Multi-Asset Growth Fund	1.00%

DOUBLELINE FUNDS TRUST

By: /s/Ronald R. Redell
NAME: Ronald R. Redell
TITLE: President

DOUBLELINE CAPITAL LP,

By: DoubleLine Capital GP LLC, its
general partner

By: /s/Louis Lucido
NAME: Louis C. Lucido
TITLE: COO